UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2008

INTELLON CORPORATION

(Exact Name of Registrant as Specified in its charter)

Delaware	333-144520	59-2744155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5955 T.G. Lee Boulevard, Suite 600, Orlando, FL 32822

(Address of Principal Executive Offices) (Zip Code)

(407) 428-2800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2008, Intellon Corporation (the “Company”) and E&E Investments (the “Landlord”) entered into a Business Lease for leased facilities of approximately 24,400 square feet in Ocala, Florida (the “Lease Agreement”).

The Company currently maintains a research and production facility in the leased facilities under an existing lease that expires on December 31, 2008. The term of the new Lease Agreement will begin upon the expiration of the existing lease and will expire on December 31, 2009.

The base rental rate under the Lease Agreement is $197,266.59 per year plus sales tax. Upon an event of default, the Lease Agreement provides that the Landlord may terminate the lease and require the Company to pay the entire amount of rent that would have been payable during the remainder of the lease term, less any rent the Landlord receives from re-letting the premises.

The foregoing is a summary of certain material provisions of the Lease Agreement and is qualified in its entirety by reference to the full text of the Lease Agreement, which is set forth in Exhibit 10.1 to this report. Exhibit 10.1 is incorporated herein by reference and constitutes a part of this report.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Business Lease Agreement between Intellon Corporation and E&E Investments, dated December 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Senior Vice President and Chief Financial Officer

Date: December 19, 2008